UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-A/A
Amendment No. 1
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934
BROOKTROUT, INC.

(Exact Name of Registrant as Specified in Its Charter)

MASSACHUSETTS	04-2814792

(State of Incorporation or Organization)	(I.R.S. Employer Identification no.)
250 First Avenue, Needham, Massachusetts 02494

(Address of Principal Executive Offices) (Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☐
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☑

Securities Act registration statement file number to which this form relates:

(If applicable)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class	Name of Each Exchange on Which
to be so Registered	Each Class is to be Registered
None	None
Securities to be registered pursuant to Section 12(g) of the Act:
Preferred Stock Purchase Rights

(Title of Class)

ITEM 1. DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED.
ITEM 2. EXHIBITS
SIGNATURE

Information Required in Registration Statement
     The undersigned registrant hereby amends the following items, exhibits and portions of its registration statement on Form 8-A dated September 14, 1998 as set forth below.
ITEM 1. DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED.
     Item 1 of the Form 8-A dated September 14, 1998 (the “Form 8-A”) filed by Brooktrout, Inc. (the “Company”) is hereby amended to include the following:
     On August 18, 2005, the Company amended its Shareholder Rights Agreement, dated September 9, 1998, as amended (the “Rights Agreement”), by entering into Amendment No. 2 to the Rights Agreement, dated August 18, 2005 (the “Amendment”), between the Company and EquiServeTrust Company, N.A., as successor Rights Agent. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Rights Agreement.
     Section 1(a) of the Rights Agreement has been amended to provide that neither EAS Group, Inc. (“EAS”), nor any Subsidiary or Affiliate of EAS, or any Person that owns capital stock of EAS, shall become an Acquiring Person in connection with the execution, delivery and performance of the Agreement and Plan of Merger, dated as of August 18, 2005, among the Company, EAS and XL Acquisition Corp. (the “Merger Agreement”).
     Section 1(c) of the Rights Agreement has been amended to provide that no person shall be declared an Adverse Person in connection with the execution, delivery and performance of the Merger Agreement.
     Section 7(a) of the Rights Agreement has been amended to terminate the rights granted under the Rights Agreement immediately prior to the effective time of the merger contemplated by the Merger Agreement.
     A copy of the Amendment is attached hereto as Exhibit 4.2 and is incorporated herein by reference. The foregoing description of the changes to the Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, as amended.
ITEM 2. EXHIBITS
     Item 2 of the Form 8-A is hereby amended by adding the following exhibit:

EXHIBIT NO.	DESCRIPTION
4.2	Amendment No. 3, dated as of August 18, 2005, to the Shareholder Rights Agreement, dated as of September 9, 1998, as amended, between Brooktrout, Inc. and EquiServeTrust Company, N.A., as successor Rights Agent is hereby incorporated by reference from Exhibit 10.1 to Current Report on Form 8-K filed with the SEC on August 18, 2005 (File No. 000-20698).

SIGNATURE
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

BROOKTROUT, INC.
Date: August 22, 2005	By:	/s/Robert C. Leahy
Robert C. Leahy
Vice President of Finance and Operations (Principal Financial and Accounting Officer)